Exhibit 99.1

GLEN BURNIE BANCORP

RELEASES 3Q 2016 EARNINGS

GLEN BURNIE, MD (October 26, 2016) – Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie, today announced results for the third quarter.

The company realized net income of $115,000 or $0.04 basic earnings per share in the quarter ended September 30, 2016 as compared to net income of $8,000 or $0.00 basic earnings per share for the same period in 2015.

Net interest income after provision for credit losses was $2,676,000 as compared to $1,823,000 in 2015. Total assets were $392,152,000 as of September 30, 2016 compared to $390,580,000 at December 31, 2015. Loans, net of allowance, were $257,779,000 as of September 30, 2016 compared to $259,637,000 at December 31, 2015. Deposits were $335,669,000 as of September 30, 2016 compared to $335,191,000 at December 31, 2015.

“As we continue to focus on increasing our net interest income after provision for credit losses and improve our efficiencies; the third quarter had mixed results, mostly due to non-recurring costs, including the severance cost related to the elimination of the COO position,” said John D. Long, President and Chief Executive Officer. “The Company had a solid third quarter as we continued to improve our credit quality and experienced increased loan origination volumes during the quarter. We remain committed to serving the needs of the community and have instituted a new, competitively priced home equity loan program designed to meet the financial needs our community.”

Glen Burnie Bancorp is the parent company of The Bank of Glen Burnie®. Founded in 1949, The Bank of Glen Burnie® is a locally-owned community bank with eight branch offices serving Anne Arundel County. (thebankofglenburnie.com)

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Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

Contact: John Wright, Executive Vice President & CFO Email: jwright@bogb.net Phone: 410-768-8883

Glen Burnie Bancorp and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands)

	(unaudited)	(audited)
	September	December
	30, 2016	31, 2015
Assets

Cash and due from banks	$9,003	$7,493
Interest bearing deposits	825	2,308
Federal funds sold	6,848	2,570
Investment securities	98,532	98,790
Loans, net of allowance	257,779	259,637
Premises and equipment at cost, net of accumulated depreciation	3,291	3,369
Other real estate owned	0	74
Other assets	15,874	16,339
Total assets	$392,152	$390,580

Liabilities and Stockholders' Equity

Liabilities:
Deposits	$335,669	$335,191
Long-term borrowings	20,000	20,000
Other liabilities	1,522	1,213
Total liabilities	357,191	356,404

Stockholders' equity:
Common stock, par value $1, authorized 15,000,000 shares; issued and outstanding September 30, 2016 2,783,111; December 31, 2015 2,773,361 shares	2,783	2,773
Surplus	10,097	9,986
Retained earnings	21,591	21,718
Accumulated other comprehensive loss, net of tax benefits	490	(301)
Total stockholders' equity	34,961	34,176

Total liabilities and stockholders' equity	$392,152	$390,580

Glen Burnie Bancorp and Subsidiaries

Condensed Consolidated Statements of Income

(dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2016	2015	2016	2015

Interest income on
Loans, including fees	$2,795	$2,894	$8,380	$8,701
U.S. Treasury securities	9	19	27	70
U.S. Government agency securities	247	192	765	566
State and municipal securities	236	260	675	836
Other	31	31	91	77
Total interest income	3,318	3,396	9,938	10,250

Interest expense on
Deposits	364	427	1,133	1,336
Long-term borrowings	162	161	481	479
Total interest expense	526	588	1,614	1,815

Net interest income	2,792	2,808	8,324	8,435

Provision for credit losses	116	985	233	1,285

Net interest income after provision for credit losses	2,676	1,823	8,091	7,150

Other income
Service charges on deposit accounts	83	113	247	320
Other fees and commissions	191	234	521	585
Other non-interest income	21	61	44	501
Income on life insurance	54	55	161	164
Gains on investment securities	-	200	1	669
Total other income	349	663	974	2,239

Other expenses
Salaries and employee benefits	1,743	1,552	4,782	4,895
Occupancy	184	190	562	595
Other expenses	1,038	913	2,992	2,853
Total other expenses	2,965	2,655	8,336	8,343

Income before income taxes	60	(169)	729	1,046

Income tax expense	(55)	(177)	23	140

Net income	$115	$8	$706	$906

Net income per share of common stock	$0.04	$0.00	$0.25	$0.33

Weighted-average shares of common stock outstanding	2,782,923	2,770,897	2,781,371	2,770,644